Thompson Hine LLP
1919 M Street, N.W., Suite 700
Washington, D.C. 20036-1600

July 26, 2016

Mark W. Yusko
Chairman and President
Morgan Creek Series Trust
301 West Barbee Chapel Road
Chapel Hill, NC 27517

RE:	Morgan Creek Series Trust (“Registrant”)
File Nos. 811-22754 and 333-184160

Dear Mr. Yusko:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 6 to the Registration Statement, File Nos. 333-184160 and 811-22754 (the “Registration Statement”), of the Registrant.

We have examined a copy of the Registrant’s Agreement and Declaration of Trust, the Registrant’s By-Laws, the Registrant’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Registrant and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 6 is effective for purposes of applicable federal and state securities laws, the shares of the Registrant, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Registrant, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 6 to the Registration Statement.  We further consent to all references to us in Post-Effective Amendment No. 6.

This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Registrant and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP
Thompson Hine LLP

BS/JMS